UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                          ABRAXAS PETROLEUM CORPORATION
                                (Name of Issuer)

                           COMMON STOCK $.01 PAR VALUE
                         (Title of Class of Securities)

                                  COM003830106
                                  ------------
                                 (CUSIP Number)

                                       N/A
                                       ---
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)

        [X] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

Check the following box if a fee is being paid with this statement.      [ ]

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

CUSIP NO. COM003830106               13G             Page 2 of 10 Pages
          ------------                                   ---   ---
-------------------------------------------------------------------------------


    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Endowment Energy Partners, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[X]
                                                                        (b)[ ]
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                                             5     SOLE VOTING POWER

                                                   - 0 -
                NUMBER OF
                 SHARES                      6     SHARED VOTING POWER
              BENEFICIALLY
                OWNED BY                           863,790
                  EACH
               REPORTING                     7     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH                             - 0 -

                                             8     SHARED DISPOSITIVE POWER

                                                   863,790

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,790

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
           SHARES [ ]*

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%

   12      TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. COM003830106               13G                 Page 3 of 10 Pages
          ------------                                       ---   ---
-------------------------------------------------------------------------------


    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Endowment Energy Partners II, Limited Partnership

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[X]
                                                                         (b)[ ]
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
                                             5     SOLE VOTING POWER

                                                   - 0 -
                NUMBER OF
                 SHARES                      6     SHARED VOTING POWER
              BENEFICIALLY
                OWNED BY                           863,790
                  EACH
                REPORTING                    7     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH                             - 0 -

                                             8     SHARED DISPOSITIVE POWER

                                                   863,790

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,790

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
           SHARES [ ]*

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%

   12      TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. COM003830106               13G                 Page 4 of 10 Pages
          ------------                                       ---   ---
-------------------------------------------------------------------------------


    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Fairfield Partners, Inc. (Del.)

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [X]
                                                                        (b) [ ]
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                                             5     SOLE VOTING POWER

                                                   - 0 -
                NUMBER OF
                 SHARES                      6     SHARED VOTING POWER
              BENEFICIALLY
                OWNED BY                           863,790
                  EACH
                REPORTING                    7     SOLE DISPOSITIVE POWER
                 PERSON
                  WITH                             - 0 -

                                             8     SHARED DISPOSITIVE POWER

                                                   863,790

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,790

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
           SHARES [ ]*

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%

   12      TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. COM003830106              13G                  Page 5 of 10 Pages
          ------------                                       ---   ---
-------------------------------------------------------------------------------


    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Commonfund Capital, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b)
    3      SEC USE ONLY

    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                                             5     SOLE VOTING POWER

                                                   - 0 -
                NUMBER OF
                 SHARES                      6     SHARED VOTING POWER
              BENEFICIALLY
                OWNED BY                           863,790
                  EACH                       7     SOLE DISPOSITIVE POWER
                REPORTING
                 PERSON                            - 0 -
                  WITH                       8     SHARED DISPOSITIVE POWER

                                                   863,790

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           863,790

   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)EXCLUDES CERTAIN
           SHARES [ ]*

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           13.8%

   12      TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                         Filed Pursuant to Rule 13d-1(c)
                               Responses to Items

     This Schedule 13G is filed by and on behalf of Endowment Energy Partners, L.P., Endowment Energy Partners II, Limited Partnership, Fairfield Partners, Inc. (Del.) and Commonfund Capital, Inc. (formerly known as Endowment Advisers, Inc.) (collectively, the "Reporting Persons"). The following relationships exist between the Reporting Persons: (i) Fairfield Partners, Inc. (Del.) is the general partner of Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership and (ii) Fairfield Partners, Inc. (Del.) is the wholly-owned subsidiary of Commonfund Capital, Inc. This Schedule 13G replaces the Schedule 13D filed by the Reporting Persons with the Commission on December 11, 1995 and is filed pursuant to Rule 13d-1(h) and the determination made thereunder by the Reporting Persons that the provisions of paragraphs (e), (f) and (g) of Rule 13d-1 do not apply to the Reporting Persons and that they are therefore eligible to file this Schedule 13G pursuant to Rule 13d-1(c).

Item 1 (a).       Name of Issuer:

                  Abraxas Petroleum Corporation

Item 1 (b).       Address of Issuer's Principal Executive Offices:

                  500 N. Loop 1604 East, Suite 100
                  San Antonio, Texas 78232

Item 2 (a).       Name of Person Filing:

                  Endowment Energy Partners, L.P.
                  Endowment Energy Partners II, Limited Partnership Fairfield Partners, Inc. (Del.)
                  Commonfund Capital, Inc.

Item 2 (b).       Address of Principal Business Office:

                  The address of the principal office of each of the persons listed under Item 2(a) is:

                  450 Post Road East
                  Westport, Connecticut 06881-0909

Item 2 (c).       Citizenship:

                  Each of the persons listed under Item 2(a) is organized in the State of Delaware.

Item 2 (d).       Title of Class of Securities:

                  Common Stock

Item 2 (e).       CUSIP Number:

                  COM003830106

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under  section  15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined in section 3(a)(6) of the Exchange
                          Act.

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

                  (d) [ ] Investment company registered under  section 8 of the
                          Investment Company Act.

                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14)of the Investment Company Act.

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership.

                  (a)      Amount Beneficially Owned: See Item 9 of Cover Pages.

                  (b)      Percent of Class: See Item 11 of Cover Pages.

                  (c)      Number of Shares as to which each person has:

                           (i)    sole power to vote or to direct the vote:
                                  See Item 5 of Cover Pages.

                           (ii)   shared power to vote or to direct the vote:
                                  See Item 6 of Cover Pages.

                           (iii) sole power to dispose or to direct the disposition of: See Item 7 of Cover Pages.

                           (iv) shared power to dispose or to direct the disposition of: See Item 8 of Cover Pages.

Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing the below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not in connection with or as a participant in any transaction having that purpose or effect.

Page 9 of 10
                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 6, 1998

                        ENDOWMENT ENERGY PARTNERS, L.P.

                        By: Fairfield Partners, Inc. (Del.), its General Partner

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        ENDOWMENT ENERGY PARTNERS II, LIMITED PARTNERSHIP

                        By: Fairfield Partners, Inc. (Del.), its General Partner

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        FAIRFIELD PARTNERS, INC. (DEL.)

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        COMMONFUND CAPITAL, INC.

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer

Page 10 of 10
                            Exhibit A to Schedule 13G
                             Joint Filing Agreement
                          Pursuant to Rule 13d-1(k)(1)

         The undersigned acknowledge and agree that the foregoing Schedule 13G is filed on behalf of each of the undersigned and they are filing jointly, pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the information required by Schedule 13G for the common stock of Abraxas Petroleum
Corporation beneficially owned by Endowment Energy Partners, L.P., Endowment Energy Partners II, Limited Partnership, Fairfield Partners, Inc. (Del.), and Commonfund Capital, Inc.

Dated:  November 6, 1998


                        ENDOWMENT ENERGY PARTNERS, L.P.

                        By: Fairfield Partners, Inc. (Del.), its General Partner

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        ENDOWMENT ENERGY PARTNERS II, LIMITED
                          PARTNERSHIP

                        By: Fairfield Partners, Inc. (Del.), its General Partner

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        FAIRFIELD PARTNERS, INC. (DEL.)

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer


                        COMMONFUND CAPITAL, INC.

                        By:  /s/ Susan J. Carter
                                 Susan J. Carter
                                 President and Chief Executive Officer